UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.)

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PHOTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 1, 2008
__________________________________________________________

TO THE SHAREHOLDERS OF PHOTRONICS, INC.

Notice is hereby given that the Annual Meeting of Shareholders of Photronics, Inc. will be held at the Company’s headquarters located at Building 1, 15 Secor Road, Brookfield, CT 06804 on April 1, 2008, at 9:00 a.m. Eastern Daylight Time, for the following purposes:

1)	To elect 7 members of the Board of Directors;

2)	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 2, 2008; and

3)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 8, 2008, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Richelle E. Burr
Richelle E. Burr
Assistant General Counsel and Assistant Secretary

February 19, 2008

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000
_________________________________

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held on April 1, 2008

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the "Board" or "Board of Directors") of Photronics, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on April 1, 2008, at 9:00 a.m. Eastern Daylight Time at the Company’s headquarters located at Building 1, 15 Secor Road, Brookfield, Connecticut 06804, or any adjournments or postponements thereof (the "Annual Meeting"). This proxy statement and the enclosed proxy card are first being sent or given to shareholders on or about February 19, 2008.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company's common stock ("Common Stock") represented by such proxies "FOR" Proposals 1 and 2 and in accordance with their best judgment on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the notice.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Assistant Secretary of the Company of written notice of such revocation; (b) receipt by the Assistant Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Assistant Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only shareholders of record at the close of business on February 8, 2008, are entitled to notice of and to vote at the Annual Meeting. As of February 8, 2008, there were 41,886,362 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Meeting require the following votes to be approved: (1) Proposal 1 (Election of Directors) - - a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to elect 7 members of the Board of Directors; and (2) Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending November 2, 2008) - - a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP. Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will not be considered as present for the matter as to which the shares are not voted.

OWNERSHIP OF COMMON
STOCK BY DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company's Common Stock as of February 8, 2008 by: (i) beneficial owners of more than five percent of the Common Stock; (ii) each director; (iii) each currently employed executive officer named in the summary compensation table set forth below; and (iv) all directors and currently employed executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Class
Walter M. Fiederowicz	63,250	(3)	*
Joseph A. Fiorita, Jr.	104,650	(3)(4)	*
Soo Hong Jeong	297,902	(3)	*
Michael J. Luttati	419,609	(3)	*
Constantine S. Macricostas	2,625,114	(3)(5)	6.26%
George Macricostas	52,530	(3)	*
Willem D. Maris	76,750	(3)	*
Christopher J. Progler	113,918	(3)	*
Sean T. Smith	217,438	(3)	*
Mitchell G. Tyson	45,500	(3)	*
Barclays Global Investors (Deutschland) AG	2,213,677	(6)	5.29%
Apianstrasse 6
D-85774
Unterfohring, Germany
Citadel Investment Group, LLC	3,326,870	(7)	7.6%
131 S. Dearborn Street
32nd Floor
Chicago, Illinois 60601
Dimensional Fund Advisors LP	3,549,516	(8)	8.53%
1299 Ocean Avenue
Santa Monica, CA 90401
Fisher Asset Management, LLC	2,484,081	(9)	6.0%
13100 Skyline Blvd
Woodside, California 94062-4527
Letko, Brosseau & Ass. Inc.	4,636,525	(10)	11.10%
1800 McGill College Avenue, Suite 2510
Montreal, QC H3A 3J6 Canada
Macricostas Partners, L.P.	2,280,000		5.44%
1122 BelAir
Allen, Texas 75013
Directors and Executive Officers	4,016,661	(11)	9.58%
as a group (10 persons)

* Less than 1%
____________________

(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.

(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person's name.

(3)	Includes shares of Common Stock subject to stock options exercisable as of February 8, 2008, (or within 60 days thereof), as follows: Mr. Fiederowicz: 48,750; Mr. Fiorita: 48,750; Dr. Jeong: 172,502; Mr. Luttati: 291,250; Mr. Constantine Macricostas: 186,750; Mr. George Macricostas: 32,500; Mr. Maris: 43,750; Dr. Progler: 73,618; Mr. Smith: 155,450; and Mr. Tyson: 22,500.

(4)	Includes 300 shares owned by the wife of Mr. Fiorita as to which shares he disclaims beneficial ownership.

(5)	Includes 34,000 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership. Also includes 2,280,000 shares owned by Macricostas Partners, L.P., of which Mr. Macricostas is a limited partner and 50,618 shares owned by the corporate general partner of such partnership of which Mr. Macricostas is President, a director and a significant shareholder. Mr. Macricostas disclaims beneficial ownership of those shares not represented by his ownership interests. Mr. Macricostas renewed his individual 10b5-1 plan on April 9, 2007, to sell a portion of Photronics, Inc. stock Mr. Macricostas owns directly. Pursuant to his individual Rule 10b5-1 plan, Mr. Macricostas may sell up to 161,746 shares of Company stock over a period of 1 year, which also represents a portion of his vested options.

(6)	According to Schedule 13(g) filed February 6, 2008, Barclays Global Investors (Deutschland) AG (“Barclays”) reported that Barclays has 2,213,677 shares of Common Stock and sole dispositive power over 2,213,677 shares of Common Stock as of December 31, 2007.

(7)	According to Schedule 13(g) filed February 14, 2008, Citadel Investment Group, LLC. (“Citadel”) reported that Citadel has 3,326,870 shares of Common Stock and sole dispositive power over 3,326,870 shares of Common Stock as of December 31, 2007.

(8)	According to Schedule 13(g) filed February 6, 2008, Dimensional Fund Advisors LP (“Dimensional”) reported that Dimensional has 3,549,516 shares of Common Stock and sole dispositive power over 3,549,516 shares of Common Stock as of December 31, 2007.

(9)	According to Schedule 13(g) filed January 23, 2008, Fisher Asset Management, LLC (“Fisher”) reported that Fisher has 2,484,081 shares of Common Stock and sole dispositive power over 2,484,081 shares of Common Stock as of December 31, 2007.

(10)	According to Schedule 13(g) filed January 9, 2008, Letko, Brosseau & Ass. Inc. (“Letko”) reported that Letko has 4,636,525 shares of Common Stock and sole dispositive power over 4,636,525 shares of Common Stock as of December 31, 2007.

(11)	Includes the shares listed in notes (3), (4) and (5) above.

PROPOSAL 1
ELECTION OF DIRECTORS

A board of 7 directors is to be elected at the Annual Meeting to serve until the 2009 Annual Meeting of Shareholders and until their successors are elected and qualified. The names of, and certain information with respect to, the nominees for election as directors are set forth below.

If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

The Board of Directors recommends that you vote “FOR” the election of each of the following nominees:

Nominees:

Name and (Age)	Director Since	Position with the Company
Walter M. Fiederowicz	1984	Director
(61 years)

Joseph A. Fiorita, Jr.	1987	Director
(63 years)

Michael J. Luttati	2005	Chief Executive Officer and Director
(52 years)

Constantine S. Macricostas	1974	Chairman of the Board
(72 years)

George Macricostas	2002	Director
(38 years)

Willem D. Maris	2000	Director
(68 years)

Mitchell G. Tyson	2004	Director
(53 years)

Messrs. Fiederowicz, Fiorita, Maris and Tyson qualify as independent under applicable Nasdaq National Market ("NASDAQ") rules.

In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his principal occupation for at least the past five years.

Walter M. Fiederowicz has been a private investor and consultant since August 1997. From April 1997 until August 1997, he served as the President and Chief Executive Officer of WorldCorp., Inc., the holding company of World Airways, Inc., a provider of long range passenger and cargo air transportation services to major airlines, and of InteliData Technologies Corporation, a provider of caller identification based telecommunications devices, smart telephones and on-line electronics information services. Mr. Fiederowicz served as Chairman of Colonial Data Technologies Corp., a distributor of telecommunications equipment, which subsequently merged into InteliData Technologies Corporation, from August 1994 to March 1996. He currently is Chairman of the Board of Omega Insurance Holdings Limited, the holding company of the Lloyd's insurance underwriter (“Omega”). Mr. Fiederowicz is also Chairman of the Audit Committee of Omega. Mr. Fiederowicz is Chairman of the Compensation Committee, Vice Chairman of the Audit Committee and a member of the Executive Committee of the Company.

Joseph A. Fiorita, Jr., CPA, has been a partner since 1973 at Fiorita, Kornhaas and Van Houten, P.C., an independent certified public accounting firm located in Danbury, Connecticut. He is a member of the Connecticut Society of Certified Public Accountants (CSCPA) and American Institute of Certified Public Accountants (AICPA). He serves as an advisory board member of various closely-held companies and charitable organizations. He is also a Corporator for Newtown Savings Bank. Mr. Fiorita is Chairman of the Audit Committee, Vice Chairman of the Compensation Committee and a member of the Nominating Committee of the Company. Mr. Fiorita qualifies as an audit committee financial expert under applicable Securities and Exchange Commission (“SEC”) audit committee rules.

Michael J. Luttati is the Chief Executive Officer and a member of the Board of Directors of the Company. Mr. Luttati has held both of these positions since June 7, 2005. Prior to joining Photronics, Mr. Luttati served as Executive Vice President and Chief Operating Officer of Axcelis Technologies, Inc. (“Axcelis”) from January 2002 to May 2005. From January 2000 to January 2002, Mr. Luttati was Senior Vice President and General Manager of Axcelis. Mr. Luttati is a member of the Executive Committee of the Company.

Constantine S. Macricostas is Chairman of the Board. From February 23, 2004 to June 7, 2005, he assumed the additional responsibility of Chief Executive Officer. From January 2002 through March 2002, he temporarily assumed the position of President. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997. Mr. Macricostas is Chairman of the Executive Committee of the Company. Mr. Macricostas is a founder, Chairman of the Board and a director of RagingWire Enterprise Solutions, Inc., (“RagingWire”), a company that provides secure managed information technology services and data center infrastructure to data intensive enterprise companies. Constantine S. Macricostas is the father of George Macricostas.

George Macricostas is the Chief Executive Officer, Vice Chairman of the Board and founder of RagingWire. From November 2005 to January 2007, Mr. Macricostas was Executive Vice Chairman of RagingWire. From May 2000 through November 2005, Mr. Macricostas was Chief Executive Officer of RagingWire. From February 1996 until April 2000, Mr. Macricostas was a senior vice president of the Company, where he was responsible for all aspects of the Company’s global information technology infrastructure.

Willem D. Maris served as the President and Chief Executive Officer of ASM Lithography Holding N.V. ("ASML") from June 1990 until his retirement in January 2000. Headquartered in the Netherlands, ASML develops and manufactures, markets and services advanced lithography projection systems for the fabrication of integrated circuits. He is a director of FSI International Inc. and Chairman of the Supervisory Board of BE Semiconductor Industries N.V. Mr. Maris is a member of the Nominating Committee of the Company.

Mitchell G. Tyson is the Chief Executive Officer and a Director of Advanced Electron Beams, a privately held developer of electron beam industrial process systems since October 2005. Prior to joining Advanced Electron Beams, Mr. Tyson held positions of increasing management responsibility during his fifteen-year tenure at PRI Automation, the world's leading supplier of semi-fab materials handling systems. Most recently he served as PRI Automation's Chief Executive Officer from 1998 to 2002. Prior to joining PRI Automation, Mr. Tyson worked at GCA Corporation from 1985 to 1987 and served as science advisor to U.S. Senator Paul Tsongas from 1979 to 1985. Mr. Tyson is currently a member of the Board for Amberwave Systems, the leading supplier of strained silicon technology. Mr. Tyson is Chairman of the Nominating Committee and a member of the Audit Committee of the Company.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met 12 times during the 2007 fiscal year. During fiscal 2007, each director attended at least 92% of the total number of meetings of the Board of Directors and of all committees of the Board on which such director served.

The Company's Board of Directors has Audit, Executive, Compensation, and Nominating Committees. Membership of the Audit, Compensation and Nominating Committees is comprised of independent, non-employee directors.

The Audit Committee's functions include the appointment of the Company's independent certified public accountants, reviewing with such accountants the plan for and results of their auditing engagement and the independence of such accountants. Messrs. Fiederowicz, Fiorita and Tyson are members of the Audit Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. Mr. Fiorita qualifies as an audit committee financial expert under applicable SEC audit committee rules. The Audit Committee held 9 meetings during the 2007 fiscal year.

The Compensation Committee's functions include establishing compensation policies and programs for the executive officers of the Company and administration of the Company's stock plans. Messrs. Fiederowicz and Fiorita are members of the Compensation Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held 11 meetings during the 2007 fiscal year.

The Executive Committee, with certain exceptions, may exercise all of the authority of the Board between regular meetings of the entire Board. Messrs. Fiederowicz, Luttati and Constantine Macricostas are members of the Executive Committee. The Executive Committee held 3 meetings during the 2007 fiscal year.

The Nominating Committee's functions include the consideration and nomination of candidates for election to the Board. Messrs. Fiorita, Maris and Tyson are members of the Nominating Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. This Committee held 1 meeting during the 2007 fiscal year.

The Audit Committee Charter, the Compensation Committee Charter and the Nominating Committee Charter are posted on the Company's website at www.photronics.com.

The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, possession of the qualities or skills necessary and the ability to deliver value and leadership to the Company and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for photomasks and flat panel displays. If an opening for a Director arises, the Board will conduct a search for qualified candidates. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will also consider qualified candidates for Director suggested by shareholders in written submissions to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Assistant Secretary. The Committee does not intend to alter the manner in which it evaluates candidates, whether the candidate was recommended by a shareholder or not.

The Nominating Committee did not receive any recommendations for nomination for Director from a shareholder or group who, individually or in the aggregate, beneficially owned greater than 5 percent of the Company's voting Common Stock for at least one year.

The Board provides a process for shareholders to send communications to the Board or to any Director individually. Shareholders may send written communications to the Board or to any Director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Assistant Secretary. All communications will be compiled by the Assistant Secretary and submitted to the Board, or the individual Directors, on a periodic basis.

It is the Company's policy that the Directors who stand for election at the Annual Meeting attend the Annual Meeting unless the Director has an irreconcilable conflict and attendance has been excused by the Board. All of the nominees who were Directors during the last fiscal year and who are standing for election at the 2008 Annual Meeting of Shareholders attended the 2007 Annual Meeting of Shareholders, with the exception of Willem D. Maris, who was excused.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, each of whom meets the independence requirements of the applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee Charter can be found on the Company’s website at www.photronics.com. The Audit Committee also undertakes a written performance evaluation of the Committee on an annual basis.

The Audit Committee held 9 meetings during the 2007 fiscal year. For the fiscal year ended October 28, 2007, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU380 – which superseded SAS no. 61) and received the written disclosures and a letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed and discussed with management and the independent auditors, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s opinion regarding the Company’s internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Audit Committee discussed with the independent auditors the independence of the independent auditors. The Committee considered whether the provision of non-audit services by Deloitte & Touche LLP ("D&T") to the Company is compatible with maintaining the independence of D&T and concluded that the independence of D&T is not compromised by the provision of such services. The Committee met with management periodically during the fiscal year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal controls over financial reporting. Additionally, the Committee pre-approves all audit and non-audit services provided to the Company by D&T. Based on the foregoing meetings, reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2007 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

In 2003, the Audit Committee adopted a complaint procedure for accounting and auditing matters and violations of Company policy, and this policy is posted on the Company’s website at www.photronics.com.

This report is submitted by:

Joseph A. Fiorita, Jr.
Chairman

Walter M. Fiederowicz

Mitchell G. Tyson

Fees Paid to the Registered Public Accounting Firm

For the fiscal years ended October 29, 2006 and October 28, 2007, the aggregate fees for professional services rendered by D&T were as follows:

	Fiscal 2006	Fiscal 2007
Audit Fees (a)	$1,229,419	$1,245,027
Audit-Related Fees (b)	0	61,000
Tax Fees (c)	82,661	96,162
All Other Fees	0	0

Total	$1,312,080	$1,402,189

(a) Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal controls over financial reporting and review of the Company’s quarterly financial statements or services normally provided by D&T.

(b) Represents assurances and other activities not directly related to the audit of the Company’s financial statements.

(c) Represents aggregate fees in connection with tax compliance, tax advice and tax planning.

EXECUTIVE OFFICERS

The names of the executive officers of the Company are set forth below together with the positions held by each person in the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Name and Age	Position	Served as an Officer Since
Michael J. Luttati, 52	Chief Executive Officer	2005
Soo Hong Jeong, 52	Chief Operating Officer, President,	2001
	Asia Operations
Sean T. Smith, 47	Senior Vice President,	2000
	Chief Financial Officer
Christopher J. Progler, 44	Vice President, Chief Technology	2004
	Officer

Michael J. Luttati has served as the Chief Executive Officer and a member of the Board of Directors since June 7, 2005. Prior to joining the Company, Mr. Luttati served as Executive Vice President and Chief Operating Officer of Axcelis Technology, Inc. (“Axcelis”) from January 2002 to May 2005. From January 2000 to January 2002, Mr. Luttati was Senior Vice President and General Manager of Axcelis.

Dr. Soo Hong Jeong was appointed Chief Operating Officer on June 21, 2006, and continues to serve as President of Asia Operations, a position he has served in since March 22, 2004. Prior to that, Dr. Jeong served as a Vice President of the Company and President and Chief Executive Officer of PK Ltd. ("PKL"), since August 2001.

Sean T. Smith was promoted to Senior Vice President on January 25, 2005, and continues to serve as Chief Financial Officer. In March 2002, Mr. Smith was elected Vice President and Chief Financial Officer. Prior to that date he had been Vice President-Controller. He joined Photronics in April 2000.

Dr. Christopher J. Progler became a Named Executive Officer on June 21, 2006. Dr. Progler has been employed by Photronics for more than six years starting in 2001 with the position of Corporate Chief Scientist. He was promoted to Vice President and Chief Technology Officer in 2004. Dr. Progler is a Fellow and Board Member for SPIE- The International Society for Optical Engineering. He is Co-Chair for SPIE Advanced Lithography Symposium and Associate Editor for the SPIE Journal of Microlithography, Microfabrication and Microsystems.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) was established in 1992 and is comprised of two of the independent, non-employee members of the Board of Directors. Neither of these individuals was an officer or employee of the Company at any time during fiscal 2007 nor at any other time and neither of them have interlocking relationships as defined by the Securities and Exchange Commission. The Compensation Committee is responsible for setting and administering the policies governing annual compensation of executive officers. The Compensation Committee approves, among other things, annual performance objectives for the executive officers as well as all participants in the Company’s Performance Incentive Plan. The Compensation Committee considers each executive officer’s performance and makes recommendations regarding his/her base salary, cash compensation and stock based awards to the full Board of Directors. The Compensation Committee periodically reviews its approach to executive compensation and makes changes as appropriate.

Philosophy

The Compensation Committee’s philosophy is that executive compensation must be competitive with other comparable employers to insure that qualified employees can be attracted and retained and that the Company’s compensation practices should provide incentives and rewards for achieving or exceeding goals and for creating a return to the Company’s shareholders. Compensation levels are set to reflect the competitive market practices, the Company’s performance, as well as, individual performance. The Compensation Committee uses three components to achieve these goals: base salary, bonus and stock-based awards.

Elements of Compensation

In establishing compensation levels for the executive officers of the Company, identified in the Summary Compensation Table, the Compensation Committee considers compensation at companies in the electronics industries with similar levels of sales and capital. The Compensation Committee adjusts executive compensation in connection with this review. Generally, the Compensation Committee believes that its expectation of performance of the Company and its executive officers should range in the median percentile of compensation of this comparison group; however the focus of the Compensation Committee is to compensate for performance and that may result in compensation above or below the median. The Compensation Committee believes that its three-part approach: salary, bonus and stock-based awards results in a compensation program which is aligned with the Company’s needs and results and balances both short and long-term goals. Actual base salary increases, bonus, and annual incentive compensation awards vary based on an individual’s experience, job responsibilities, performance and the Company’s financial results. The Compensation Committee does not use tally sheets in determining executive compensation.

Base Salary

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions and comparisons to other similarly situated companies. The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company, as well as, other employees of the Company. Stock options and restricted stock awards, which the Compensation Committee believes provide a strong link between executive compensation and shareholder return, are used to provide long-term incentives based on shareholder return.

Annual Incentives

On December 5, 2005, the Compensation Committee and the Board of Directors approved an annual cash bonus program which is designed to link incentive with performance which is referred to as the Performance Incentive Plan (“PIP”). The PIP program emphasizes a pay-for-performance orientation to motivate, attract, retain and reward positive behavior and results. The foundation of the plan is to drive financial and non-financial goal execution using a formal incentive plan as a vehicle to measure and calculate goal achievement. The PIP is a goal and target plan with predetermined goals linked to predetermined outcomes. The plan provides for performance incentives to two different populations of Company employees. The Photronics LEADERSHIP Incentive and the Photronics TEAM Incentive Plan are designed to align employees to the Company’s goal of becoming a profitable technology leader. Senior leadership identifies measurable goals which link the Company’s success directly with employee performance. The plan closely follows a balanced scorecard methodology. The balanced scorecard is set coincidental to the Company’s fiscal year. The PIP is awarded during the first quarter of the new fiscal year based on the Company’s previous fiscal years performance. Each year’s goals and objectives described in the Balanced Scorecard are distributed and communicated within the first quarter of each fiscal year. Awards are linked to achievement of specific levels of Company and individual performance goals and are scaled with respect to achievement. For example, greater than expected performance yields above target rewards, while performance below expectations yields below target rewards. Incentive calculation is determined by the achievement of Company performance, achievement of individual performance and the Company’s ability to pay. Company performance goals are determined by senior management and approved by the Compensation Committee and the Board of Directors. LEADERSHIP participants are assigned an individual incentive target expressed as a percentage of base pay. The plan pay out formula used as a guideline for LEADERSHIP employees is base salary x individual opportunity x (company weight score x company performance score + individual weight x individual performance score) + discretionary incentive = payout. Depending on their performance and that of the Company, participants may receive incentives above the target limit. The Board of Directors has discretion to increase the overall pay out up to 20% for exceeding performance goals. Bonuses for executive officers are given using the guidelines of the PIP; however, they are based one hundred percent (100%) on the Company’s performance score.

TEAM participants receive incentive based on their individual performance. The overall TEAM incentive pool is determined based on Company performance as expressed in the Balanced Scorecard fiscal year score. The TEAM incentive is first distributed to operating units and functions based on their performance and contribution to overall Company success. The TEAM incentive pool is then distributed to the individual team participants based on their individual performance. The PIP became effective for fiscal 2006 and a PIP payout was made to LEADERSHIP and TEAM employees for fiscal 2006.

For fiscal 2007, as a result of financial and operational performance of the Company, no PIP payout was made to any executive officer; however, a PIP payout was made to certain LEADERSHIP and Team Incentive employees. The PIP target levels for Mr. Luttati and Dr. Jeong are 100% and the target levels for Dr. Progler and Mr. Smith are 60%. These target levels are based on the job responsibilities of the executives.

Long Term Incentives

In March of 2006, the Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to evaluate the competitiveness of the Company’s current executive compensation and to assist the Compensation Committee in developing a long term incentive program for executives. Pearl Meyer reviewed the Company’s long term incentive grant practices and the retentive impact of outstanding awards. Pearl Meyer also developed an industry specific peer group for purposes of evaluating competitive practices, and summarized the competitive practices relative to the peer group. The peer group consisted of fifteen publicly traded companies within the semiconductor and semiconductor equipment industry with similar revenues and market capitalization as compared to Photronics. The peer group was composed of the following companies: Advanced Energy Industries, Inc., Asyst Technologies, Inc., ATMI, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Cabot Microelectronics Corp., Credence Systems Corp., Cymer, Inc., Enegris, Inc., FEI Co, Kulicke & Soffa Industries, Inc., MEMC Electronic Materials, Inc., Novellus Systems, Inc., Varian Semiconductor Equipment Associates, Inc., and Veeco Instruments, Inc. Pearl Meyer also provided the Company with key factors to consider in choosing a long term incentive instrument. As part of the study, Pearl Meyer assessed each element of Photronics executive compensation including base salary, target total cash compensation (base salary plus target incentive award opportunity), actual total cash compensation (base salary plus last bonus paid), long term incentives and actual total direct compensation.

In July of 2007, the Compensation Committee and Pearl Meyer discussed an update on long term equity compensation.

In February of 2007, the Compensation Committee proposed that the Company adopt a Long Term Equity Incentive Plan (“LTEIP”). The LTEIP was presented and adopted by the Board of Directors and was approved by the Company’s Shareholders at its March 30, 2007 Annual Shareholders Meeting. In addition to stock options and restricted stock awards, which the Company has historically granted, the LTEIP also permits stock appreciation rights, performance shares and performance units, as well as, restricted stock units and other equity-based awards. In December of 2007, the Board of Directors and the Compensation Committee agreed that the annual schedule for granting of equity awards under the LTEIP will be decided every December at the Company’s Board of Directors meeting. Grants to executive officers under the LTEIP are based on job responsibilities and potential for individual contribution. When considering grants, the Compensation Committee exercises judgment and discretion and also considers previous stock award grants in order to align generally with its overall compensation targets. The Company generally provides restricted stock awards and stock options to the executive officers pursuant to the terms of the LTEIP. The number of stock options granted is determined based upon the Black-Scholes Merton valuation model for a 10 year option on the grant date and the number of restricted shares awarded is determined based on the fair value of the Company’s common stock on the grant date.

Deferred Compensation

In May of 2007, the Company entered into a Nonqualified Supplemental Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is administered by a committee composed of members of the Company’s human resource, legal and tax departments. Members of the Company’s management, the Named Executives, employee and non-employee board members, as well as, other employees determined by the Company are allowed to participate in the Deferred Compensation Plan. Participants can defer a percentage of their salary and/or their PIP. Members of the Board of Directors can defer a percentage of their fees and annual retainers. The Deferred Compensation Plan does not provide for employer contributions. Distributions are made to participants upon termination in a lump sum unless installments are elected. Lump sum distributions are also made upon a change of control. Plan expenses are paid directly by the Company. Mr. Luttati is the only Executive Officer who participated in the Deferred Compensation Plan for fiscal 2007. Mr. Luttati elected to contribute his bonus for 2007 into the Deferred Compensation Plan. Mr. Luttati did not receive a bonus for fiscal 2007; therefore, nothing was contributed into the Deferred Compensation Plan for fiscal 2007 for Mr. Luttati.

Health and Welfare and Retirement Benefits

The Named Executives participate in a variety of health and welfare and paid time off benefits designed to allow the Company to retain its workforce. The Company does not have a pension plan or supplemental retirement plan. However, the Company does have a Profit Sharing and Saving Plan (the “Plan”). The Plan is a 401(k) compliant plan which enables participating employees to make contributions from their earnings and share in the contributions the Company makes to a trust fund maintained by the Trustee. An account in the trust fund is maintained by the trustees for each participant. All employees are eligible to participate in the Plan except for non-resident aliens with no United States earned income from the Company and temporary employees or interns. The minimum amount that an employee can contribute is 1% and the maximum amount is 50%. The Company provides a matching contribution based on the contributions that the employee makes to the Plan. Participating employees receive a matching contribution of 50% of the first 4% of their contribution to the Plan.

Dr. Jeong is entitled to a statutory severance payment under Korean law which will be calculated using a formula based on his current rank at the time of termination, salary and years of service with PK, Ltd. Dr. Jeong also has access to a Korean retirement account and pursuant to the terms of Dr. Jeong’s employment agreement, the Company makes a payment of U.S. $100,000 into this account every year.

Employment Agreements

The Company considers it likely that the Named Executives will need more time to find new employment and in order to retain the Named Executives and retain continuity of management in the event of an actual or threatened change of control, the Company has entered into employment agreements with each of the Named Executives. Each employment agreement sets forth the severance benefits in the event of a change in control or termination without cause. The employment agreements are described below under the caption Certain Agreements. The estimate of the compensation that would be payable in the event of a change in control or termination without cause is described below under the caption potential payments upon termination or change in control. The Compensation Committee believes that these agreements are a competitive requirement to attracting and retaining highly qualified executive officers. Before authorizing the Company to enter into the employment agreements with the Named Executives, the Compensation Committee analyzed each of the termination and change in control arrangements and determined that each arrangement was necessary and appropriate under the circumstances of the Company and given the circumstances of each of the individual Named Executives. The Compensation Committee will review these arrangements again upon the renewal of each employment agreement.

Tax and Accounting Impact on Compensation

Financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executives with the need to insure the deductibility of compensation – while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each named executive officer that may be deducted by the Company to $1 million in any year. There is an exception to the $1 million limitation for performance-based compensation that meets certain requirements. Historically, the compensation paid to our executive officers has not exceeded this limit. To the extent that it is practicable and consistent with the Company’s executive compensation philosophy, the Company intends to design its executive officer compensation policy to insure the deductibility of such compensation under Section 162(m) or is determined not to be in the best interest of stockholders, the Compensation Committee will abide by its compensation philosophy even if it results in a loss of deductibility.

2007 EXECUTIVE COMPENSATION

Base salaries for executive officers of the Company are established primarily upon an evaluation of the executive officer’s position in the Company, competitive market practices, individual performance, level of responsibility and technical expertise. The base salaries for the Named Executives are set forth in their respective employment agreements which are described below under the caption Certain Agreements. For executive officers other than the Chief Executive Officer, changes in base salary are proposed to the Compensation Committee by the Chief Executive Officer based on his evaluation of each individual’s performance for the year and expected future contributions, as well as, target pay position relative to the peer group and the Company’s overall salary budget guidelines. The Chief Executive Officer’s recommendations are reviewed and approved by the Compensation Committee. For fiscal 2007, there were no merit increases for the Named Executives; however, the Named Executive Officers did receive a merit increase in April of 2006. Furthermore, as a result of the financial and operational performance of the Company, the Named Executives did not receive restricted stock awards or option grants and there was no PIP payout to the Named Executives for fiscal 2007.

2007 CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Luttati’s base compensation is set forth in his employment agreement, which is described below under the caption Certain Agreements. Mr. Luttati received a base salary of $513,000 for fiscal 2007. Mr. Luttati did not receive a pay increase for fiscal 2007; however, he did receive a pay increase in April of 2006. The Compensation Committee based his 2006 merit increase on two factors: competitive chief executive officer salaries as identified by Pearl Meyer and individual performance. Pursuant to Mr. Luttati’s employment agreement, Mr. Luttati has the opportunity to receive a performance based incentive bonus up to an amount equal to 100% of his base salary. The percentage may be increased to 125% of his base salary to reward extraordinary performance. As a result of the financial and operational performance of the Company, Mr. Luttati did not receive a performance based incentive award for fiscal 2007 or a restricted stock award or option grant for fiscal 2007.

2008 COMPENSATION DECISIONS

The Compensation Committee awarded 20,000 shares of restricted stock to Mr. Luttati; 15,000 share of restricted stock to Dr. Jeong; 12,500 shares of restricted stock to Mr. Smith; and 10,000 shares of restricted stock to Dr. Progler on January 21, 2008. Mr. Luttati’s recommendations were based on Pearl Meyer’s report on long term incentives referenced above, and on the criteria for awarding up to one hundred percent (100%) of Dr. Jeong’s, Mr. Smith’s and Dr. Progler’s salary but also factoring in performance, retention needs and expectations when determining the actual amount of the grant.

The Compensation Committee, also based upon Pearl Meyer’s recommendation for long term incentives, awarded Mr. Luttati 20,000 shares of restricted stock. The amount of the award for Mr. Luttati was also based on the criteria of awarding up to one hundred percent (100%) of Mr. Luttati’s base salary but factoring in performance, retention needs and expectations when determining the actual amount of the grant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.

Respectfully submitted,

Walter M. Fiederowicz, Chairman
Joseph A. Fiorita, Jr.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for the fiscal year ended October 28, 2007 to each of the individuals who served (i) as the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (such executives are collectively referred to as the "Named Executives").

SUMMARY COMPENSATION TABLE

							All
			Stock		Option		Other
Name and Principal		Salary	Awards		Awards		Compensation		Total
Position	Year	($)(1)	($)		($)		($)		($)
Michael J. Luttati
Chief Executive Officer	2007	513,000	309,635	(2)	351,281	(3)	9,481	(4)	1,183,397	(2)(3)

Sean T. Smith
Senior Vice President	2007	300,438	84,773	(2)	191,608	(3)	11,297	(5)	588,116	(2)(3)
and Chief Financial
Officer

Soo Hong Jeong
Chief Operating	2007	386,640	63,579	(2)	206,796	(3)	135,126	(6)	792,141	(2)(3)
Officer, President Asia
Operations

Christopher J. Progler
Vice President, Chief	2007	243,000	63,579	(2)	170,318	(3)	16,993	(7)	493,890	(2)(3)
Technology Officer

Edwin L. Lewis
Senior Vice President,	2007	240,900	42,386	(2)	110,645	(3)	11,985	(9)	405,916	(2)(3)
Secretary and General
Counsel (8)

(1)	The Named Executive Officers did not receive merit increases for fiscal 2007.

(2)	Reflects the Company’s accounting expense for restricted stock awards for financial statement reporting purposes for the fiscal year ended October 28, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS123R”) excluding forfeitures and does not correspond to an actual amount paid or realized by the Named Executive Officers in fiscal 2007 (see also Grant of Plan Based Awards). See Notes 1 and 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended October 28, 2007, for the assumptions made in determining such expense under FAS 123R. FAS 123R values, as of the grant date, for restricted stock awards are recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2007 were for awards made in prior years. No restricted stock awards were made in fiscal 2007. There can be no assurance that the FAS 123R amounts will ever be realized.

(3)	Reflects the Company’s accounting expense for stock options for financial statement reporting purposes for the fiscal year ended October 28, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS123R”) excluding forfeitures and does not correspond to an actual amount paid or realized by the Named Executive Officers in fiscal 2007 (see also Grant of Plan Based Awards). See Notes 1 and 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended October 28, 2007, for the assumptions made in determining such expense under FAS 123R. FAS 123R values as of the grant date for options are recognized over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2007 were for awards that were made in prior years. No stock option awards were made in fiscal 2007. There can be no assurance that the FAS 123R amounts will ever be realized.

(4)	Represents personal use of a Company car and matching contributions made by the Company pursuant to the Company’s 401(k) Savings and Profit Sharing Plan. The personal use of a Company car for Mr. Luttati for fiscal 2007 was $4,514.76 and the matching contribution pursuant to the Company 401(k) Savings and Profit Sharing Plan was $4,500. Also represents $468 paid by the Company for life insurance premiums.

(5)	Represents personal use of a Company car for fiscal 2007 and matching contributions made by the Company pursuant to the Company’s 401(k) Savings and Profits Sharing Plan. The personal use of a Company car for Mr. Smith for fiscal 2007 was $6,328.78 and the matching contribution pursuant to the Company’s 401(k) Savings and Profits Sharing Plan was $4,500. Also represents $468 paid by the Company for life insurance premiums.

(6)	Represents personal use of a Company car for fiscal 2007 of $16,772 as well as $ 18,354 that Dr. Jeong received as tuition reimbursement for his children’s education and $100,000 per year paid by the Company to Dr. Jeong’s retirement fund.

(7)	Represents a car allowance paid by the Company and matching contributions made by the Company pursuant to the Company’s 401(k) Savings and Profit Sharing Plan. The car allowance paid by the Company to Dr. Progler for fiscal 2007 was $12,000 and the matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan was $4,524.54. Also represents $468 paid by the Company for life insurance premiums.

(8)	Mr. Lewis resigned from the Company on November 6, 2007.

(9)	Represents personal use of a Company car and matching contributions made by the Company pursuant to the Company’s 401(k) Savings and Profit Sharing Plan. The personal use of a Company car for Mr. Lewis for fiscal 2007 was $6,972.46 and the matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan was $4,544.73. Also represents $468 paid by the Company for life insurance premiums.

GRANTS OF PLAN BASED AWARDS

No Equity-Based Awards were granted to the Named Executives in fiscal 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OCTOBER 28, 2007

	Option Awards				Stock Awards
								Market
						No. of		Value
						Shares		of
						or		Shares
						Units		or
	No. of		No. of			of		Units of
	Securities		Securities			Stock		Stock
	Underlying		Underlying			That		That
	Unexercised		Unexercised	Option		Have		Have
	Options		Options	Exercise	Option	Not		Not
	(#)		(#)	Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable	($)	Date	(#)		($)
Michael J. Luttati	250,000	(1)		23.39	6/8/2015
						20,000	(2)	212,200
	41,250	(3)	123,750	17.02	6/02/2016	65,625	(4)	696,281

Sean T. Smith	10,000	(5)		22.13	5/30/2010
	12,500	(6)		26.95	12/3/2011
	25,000	(7)		15.90	7/10/2012
	10,450	(8)		12.93	12/9/2012
	75,000	(9)		14.56	1/17/2015
	22,500	(10)	67,500	17.02	6/02/2016	35,000	(11)	371,350

Soo Hong Jeong	10,002	(12)		12.93	12/09/2012
	11,250	(13)	3,750	19.58	2/17/2014
	125,000	(14)		14.56	1/17/2015
	22,500	(15)	67,500	17.02	6/02/2016	26,250	(16)	278,513

Christopher J. Progler	12,500	(17)		26.95	12/03/2011
	3,750	(18)		15.90	7/10/2012
	2,368	(19)		12.93	12/09/2012
	35,000	(20)		14.56	1/17/2015
	20,000	(21)	60,000	17.02	6/02/2016	26,250	(22)	278,513

Edwin L. Lewis(23)	15,000	(24)		12.85	5/19/2013
	30,000	(25)		14.56	1/17/2015
	12,500	(26)	37,500	17.02	6/02/2016	17,500	(27)	185,675

(1)	The options were granted on June 8, 2005 and are fully vested and exercisable.

(2)	Represents restricted stock awarded on January 3, 2006 and lapse 33 1/3 % over a 3 year period on the anniversary of the date of grant.

(3)	These options were granted on June 2, 2006 and vest 25% over four years on the anniversary of the date of grant.

(4)	Represents restricted stock awarded on June 2, 2006 and lapse 12.5% over 8 years.

(5)	The options were granted on May 30, 2000 and are fully vested and exercisable.

(6)	The options were granted on December 3, 2001 and are fully vested and exercisable.

(7)	The options were granted on July 10, 2002 and are fully vested and exercisable.

(8)	The options were granted on December 9, 2002 and are fully vested and exercisable.

(9)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(10)	The options were granted on June 2, 2006 and vest 25% over 4 years on the anniversary of the date of grant.

(11)	Represents restricted stock awarded on June 2, 2006 and lapse 12.5% over 8 years.

(12)	The options were granted on December 9, 2002 and are fully vested and exercisable.

(13)	The options were granted on February 17, 2004 and vest 25% over 4 years on the anniversary of the date of grant.

(14)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(15)	The options were granted on June 2, 2006 and vest 25% over 4 years on the anniversary of the date of grant.

(16)	Represents restricted stock awarded on June 2, 2006 and lapse 12.5% over 8 years.

(17)	The options were granted on December 3, 2001 and are fully vested and exercisable.

(18)	The options were granted on July 10, 2002 and are fully vested and exercisable.

(19)	The options were granted on December 9, 2002 and are fully vested and exercisable.

(20)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(21)	The options were granted on June 2, 2006 and vest 25% over 4 years on the anniversary of the date of grant.

(22)	Represents restricted stock awarded on June 2, 2006 and lapse 12.5% over 8 years.

(23)	Mr. Lewis resigned from the Company on November 6, 2007. He did not forfeit any restricted stock or options in fiscal 2007.

(24)	The options were granted on May 19, 2003 and are fully vested and exercisable.

(25)	The options were granted on January 17, 2005 and are fully vested and exercisable.

(26)	The options were granted on June 2, 2006 and vest 25% over 4 years on the anniversary of the date of grant.

(27)	Represents restricted stock awarded on June 2, 2006 and lapse 12.5% over 8 years.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	No. of		No. of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Michael J. Luttati	0	0	19,375	300,844
Sean T. Smith	0	0	5,000	74,050
Soo Hong Jeong	0	0	3,750	55,538
Christopher J. Progler	0	0	3,750	55,538
Edwin L. Lewis	0	0	2,500	37,025

PENSION BENEFITS

The Company does not have a Defined Pension Plan for which the Named Executives participate.

NONQUALIFIED DEFERRED COMPENSATION

The Company entered into a Non qualified Supplemental Deferred Compensation Plan in May of 2007. Mr. Luttati is the only Named Executive who participated in the Non-Qualified Deferred Compensation Plan for fiscal 2007. Mr. Luttati elected to contribute his bonus for 2007 into the Non-Qualified Deferred Compensation Plan. Mr. Luttati did not receive a bonus for fiscal 2007; therefore, nothing was contributed into the Non-Qualified Deferred Compensation Plan for fiscal 2007 for Mr. Luttati.

EQUITY COMPENSATION PLAN INFORMATION

			No. of Shares
	No. of		remaining available
	Shares to be issued upon	Weighted-average	for future issuance
	exercise of outstanding	exercise price	under equity compensation plans
	options, warrants and	of outstanding options,	(excluding securities
Plan Category	rights	warrants, and rights	reflected in column (a))
Equity Compensation Plan	2,579,806	$17.02	3,141,103(1)
Approved by Shareholders

Equity Compensation Plans	0	0	0
Not Approved by
shareholders

Total	2,579,806	$17.02	3,141,103

(1)	Represents 2,965,998 shares of Photronics Common Stock issuable pursuant to options authorized for future issuance under the Company’s 2007 Long Term Equity Incentive Plan (the “LTEIP”) and 175,105 shares available under the Company’s Employee Stock Purchase Plan. The LTEIP was approved by the Company’s shareholders at the March 30, 2007 Annual Meeting. 3,000,000 shares were approved under the LTEIP. No further grants can be made from any of the Company’s previous stock option plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mr. Luttati, Mr. Smith and Dr. Progler are subject to Employment Agreements with the Company that provide for severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation with good reason by the Named Executive with good reason. Dr. Jeong is also subject to an employment agreement with the Company; however, Dr. Jeong’s agreement does not provide for severance in the event of a change in control. However, Dr. Jeong is entitled to a statutory severance payment under Korean law which will be calculated using a formula based on his current rank at the time of termination, salary and years of service with PK, Ltd. Dr. Jeong also has access to a Korean retirement account and the Company makes a payment of U.S. $100,000 into this account every year. The employment agreements are further described below under the caption Certain Agreements.

The table below was prepared as though a change of control occurred and the Named Executive’s employment was terminated as of October 26, 2007, the last business day of our 2007 fiscal year, and using the closing share price of Photronics Common Stock as of that day.

		Benefit Plans	Restricted	Excise Tax	Total
Name	Severance Payment	($) (2)	Stock (3) (4)	Gross up	($)
Michael J. Luttati
Termination without cause or	769,500	16,800		0	786,300
resignation for good reason
Termination upon change of	1,026,000	16,800	908,481	0	1,951,281
control

Soo Hong Jeong(5)
Termination without cause	386,640	0	278,513	0	665,153

Sean T. Smith
Termination without cause or	300,438	16,800		0	317,238
resignation for good reason
Termination upon change of	450,657	16,800	371,350	0	838,807
control

Christopher J. Progler
Termination without cause or	243,000	16,800		0	259,800
resigantion for good reason
Termination upon change of	364,500	16,800	278,513	0	659,813
control

1.	Assumes no bonus will be paid as part of the severance payment. The calculation was based on base salary and bonus information available for fiscal 2007 and no bonus was given to any of the Named Executives for fiscal 2007.
2.	Assumes a payment of $1,400 per month for COBRA for 12 months.
3.	The value of restricted stock assumes all outstanding awards as of October 26, 2007 were immediately vested upon the change of control, regardless of whether termination of employment, for any reason, has occurred, as provided under the Company’s stock incentive plans. In the case of the restricted stock the value is based on the number of outstanding shares that would not ordinarily have vested on October 26, 2007 multiplied by the applicable closing share price on the that date. The table does not include the value of any stock options as the options that would vest upon the change of control had exercise prices above the closing stock prices on October 26, 2007, and therefore had no intrinsic value as of that date.
4.	Does not include information relating to stock options as all stock options granted to the Named Executives were underwater as of October 26, 2007.
5.	The amounts set forth above do not include retirement benefits available to Dr. Jeong pursuant to a statutory plan provided pursuant to Korean law.

CERTAIN AGREEMENTS

Mr. Constantine Macricostas, Chairman of the Board of the Company and the Company entered into a 7 year consulting agreement dated July 11, 2005. The Company pays Mr. Macricostas $250,000 per year for his consulting services pursuant to this agreement. The Company also provides Mr. Macricostas with supplemental health insurance, provided the premiums do not exceed $10,000 per year and use of an automobile owned by the Company. In fiscal 2007, the Company paid Mr. Macricostas $250,000 pursuant to his consulting agreement. Mr. Macricostas also received the benefit of $2,706.91 for personal use of a

Company car. During the term of the consulting agreement, Mr. Macricostas has agreed not to be employed by or otherwise engage in activities that compete with the Company’s business.

Mr. Luttati and the Company entered into a 3 year employment agreement dated May 12, 2005. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Mr. Luttati’s employment agreement provides a base salary of $475,000 per year. The Company can increase the base salary in accordance with normal business practices. Mr. Luttati’s current base salary is $513,000. Mr. Luttati also has the opportunity to receive a performance based incentive bonus up to an amount equal to 100% of his base salary. The percentage may be increased to 125% of his base salary to reward extraordinary performance. For fiscal 2007, Mr. Luttati did not receive a performance based incentive or a merit increase. Mr. Luttati is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Mr. Luttati is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If Mr. Luttati’s employment is terminated due to death or permanent disability, his agreement will terminate without any further obligation by the Company except for payment of accrued salary and benefits through the date of termination. If Mr. Luttati’s employment agreement is terminated by the Company for reasons other than for “cause,” or Mr. Luttati resigns for “good reason” (good reason being defined as the relocation of the Company’s principal executive offices to a location which is more than 50 miles from its then current location without Mr. Luttati’s consent or reduction in his position causing it to be of materially less responsibility or a material reduction in Mr. Luttati’s base salary, or target bonus of 100% of his base salary without Mr. Luttati’s consent), Mr. Luttati will receive a cash payment equal to 18 months of his current base salary. Mr. Luttati is also eligible for continuation of medical and dental benefits for a period of three hundred and sixty days or if such coverage is not permitted then the Company will pay for continued medical coverage under COBRA for three hundred and sixty days. The employment agreement also provides that Mr. Luttati is entitled to a cash payment equal to 24 months of his current salary in the event of an “involuntary termination” other than for “cause” (including a resignation for “good reason”) following a “change in control.” Mr. Luttati’s stock options or similar rights will become immediately vested upon a change of control. Mr. Luttati is also eligible for continuation of medical and dental benefits for a period of three hundred and sixty days or if such coverage is not permitted then the Company will pay for continued medical coverage under COBRA for three hundred and sixty days. The employment agreement also provides that the Company will pay Mr. Luttati a “gross up amount” under certain circumstances if taxes are reimposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Mr. Luttati has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 18 months thereafter.

On August 24, 2001, the Company and Dr. Jeong entered into a 5 year employment agreement (the “Employment Agreement”). The Employment Agreement was subsequently amended on March 18, 2004, November 28, 2005, June 9, 2006, December 29, 2006, and October 28, 2007. As amended on October 28, 2007, the Employment Agreement will expire on October 27, 2008. Pursuant to the terms of the June 9, 2006 amendment, Dr. Jeong’s annual salary was increased to US $321,840 per year. Dr. Jeong will also receive US $64,800 for US related responsibilities and a contribution to his Korean retirement fund of US $97,000 per year. Dr. Jeong is also eligible for a bonus of an amount equal to 100% of his annual salary subject to achieving certain business objectives. This bonus will include the statutory annual two-month bonus in Korea. Dr. Jeong did not receive a bonus for fiscal 2007. As is customary in Korea, Dr. Jeong is also provided with tuition reimbursement of US $44,620 per year for his children’s education, a car and driver and membership to two country clubs in Korea. During the term of his Employment Agreement and for a period of 2 years thereafter, Dr. Jeong has agreed not to engage in any activity that competes with the Company or a subsidiary of the Company. In the event that Dr. Jeong is terminated without cause, he will be entitled to receive no less than 1 year of his salary. Additionally, in the event that Dr. Jeong either voluntarily or involuntarily leaves the Company, he will be entitled to a severance payment from PK, Ltd (“PKL”). The severance payment will be calculated using a formula based on his rank at PKL, salary and years of service with PKL.

Mr. Smith and the Company entered into a 3 year employment agreement dated February 20, 2003. The agreement as of February 2003 provided for a base salary of $210,000. The Compensation Committee or the Board of Directors will review Mr. Smith’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase the base salary. Mr. Smith’s current base salary is $300,438. Mr. Smith did not receive a merit increase for fiscal 2007 nor did he receive a bonus for fiscal 2007. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Mr. Smith is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Mr. Smith is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Mr. Smith resigns for “good reason” (good reason being defined as the relocation of the Company’s principal executive offices outside the United States without Mr. Smith’s consent or any reduction in his salary, or health benefits without Mr. Smith’s consent), Mr. Smith will receive a cash payment equal to 12 months of his base salary (which is currently $300,438). Mr. Smith is also eligible for continuation of medical and dental benefits for a period of three hundred and sixty days or if such coverage is not permitted then the Company will pay for continued medical coverage under COBRA for three hundred and sixty days. The agreement also provides for a cash payment equal to 18 months of his current base salary in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Smith’s stock options or similar rights will become immediately vested. Mr. Smith is also eligible for continuation of medical and dental benefits for a period of three hundred and sixty days or if such coverage is not permitted then the Company will pay for continued medical coverage under COBRA for three hundred and sixty days. The agreement also provides that the Company will pay Mr. Smith a “gross up amount” under certain circumstances if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Mr. Smith has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Dr. Progler and the Company entered into a 3 year employment agreement dated September 10, 2007. The agreement provides for a base salary of $243,000 per year. The Compensation Committee or the Board of Directors will review Dr. Progler’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase the base salary. Dr. Progler did not receive a bonus for fiscal 2007. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Dr. Progler is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Progler is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Dr. Progler resigns for “good reason” (good reason being defined as the relocation of the Company’s principal executive offices outside the United States without Dr. Progler’s consent or any reduction in his salary, or health benefits without Dr. Progler’s consent), Dr. Progler will receive a cash payment equal to 12 months of his base salary (which is currently $243,000). Dr. Progler is also eligible for continuation of medical and dental benefits for a period of three hundred and sixty days or if such coverage is not permitted then the Company will pay for continued medical coverage under COBRA for three hundred and sixty days. The agreement also provides a cash payment equal to 18 months of his base salary in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Dr. Progler’s stock options or similar rights will become immediately vested. Dr. Progler is also eligible for continuation of medical and dental benefits for a period of three hundred and sixty days or if such coverage is not permitted then the Company will pay for continued medical coverage under COBRA for three hundred and sixty days. The agreement also provides that the Company will pay Dr. Progler a “gross up amount” under certain circumstances if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Dr. Progler has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

DIRECTORS' COMPENSATION

Directors who are not employees of the Company receive an annual retainer of $25,000, in addition to a fee of $2,500 for each director’s meeting attended and are granted a restricted stock award of 5,000 shares per year increased from 4,000 in fiscal 2006. The grants are generally made at the first Board meeting of the Company’s fiscal year. The restrictions on these shares lapse quarterly over the one-year service period.

Prior to 2006, non-employee directors also received stock options as part of their annual compensation; however, in 2006, this practice ceased and the directors were only awarded restricted stock. Directors who are also employees of the Company are not compensated for serving on the Board.

For fiscal 2007, the Chairman of the Audit Committee received an additional annual retainer of $40,000 reduced from $65,000 in fiscal 2006 and the Vice Chairman received an additional annual retainer of $10,000 reduced from $35,000 in fiscal 2006. In fiscal 2007, the other member of the Audit Committee received an additional annual retainer of $10,000. Members of the Audit Committee receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Director assignments. The Chairman of the Compensation Committee receives an additional annual retainer of $25,000 and the Vice Chairman of the Compensation Committee receives an additional annual retainer of $5,000. The Company no longer has an Investment Committee. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors will earn an additional $2,500 per diem fee for the time devoted to such matters.

In fiscal 2007, Mr. Macricostas also received $65,000 for services as Chairman of the Board ($25,000 retainer as a director, $25,000 retainer as Chairman of the Board and $15,000 for meeting fees. There were 6 meetings in fiscal 2007 for which Directors received compensation.)

DIRECTOR COMPENSATION TABLE

	Fees Earned
	or
	Paid in Cash		Stock Awards		Option Awards		Total
Name	($)		($)(1)(21)		($)(2)(23)		($)
Walter M.	90,000	(3)	80,219	(4)	13,981	(5)	184,200
Fiederowicz

Joseph A. Fiorita	98,750	(6)	80,219	(7)	14,254	(8)	193,223

Constantine S.	65,000	(9)	80,219	(10)	14,006	(11)	159,225
Macricostas

George	40,000	(12)	80,219	(13)	14,222	(14)	134,441
Macricostas

Willem D. Maris	37,500	(15)	80,219	(16)	13,899	(17)	131,618

Mitchell G. Tyson	50,000	(18)	80,219	(19)	13,843	(20)	144,062

(1)	Reflects the Company’s accounting expense for restricted stock awards for financial statement reporting purposes for the fiscal year ended October 28, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS123R”) excluding forfeitures and does not correspond to an actual amount paid or realized by the Named Executive Officers in fiscal 2007 (see also Grant of Plan Based Awards). See Notes 1 and 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended October 28, 2007, for the assumptions made in determining such expense under FAS 123R. FAS 123R values, as of the grant date, for restricted stock awards are recognized on a straight-line basis over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2007 were for awards made in prior years. There can be no assurance that the FAS 123R amounts will ever be realized.

(2)	Reflects the Company’s accounting expense for stock options for financial statement reporting purposes for the fiscal year ended October 28, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS123R”) excluding forfeitures and does not correspond to an actual amount paid or realized by the Named Executive Officers in fiscal 2007 (see also Grant of Plan Based Awards). See Notes 1 and 11 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended October 28, 2007, for the assumptions made in determining such expense under FAS 123R. FAS 123R values as of the grant date for options are recognized over the number of months of service required for the grant to become non-forfeitable. In addition, all of the amounts expensed in 2007 were for awards that were made in prior years. No such awards were made in fiscal 2007. There can be no assurance that the FAS 123R amounts will ever be realized.

(3)	Represents $25,000 as an annual retainer, $15,000 for meeting fees ($2,500 per meeting - there were 6 meetings in fiscal 2007 for which Directors received compensation); $12,500 for per diem compensation as a member of the Audit Committee and $2,500 per diem compensation in connection with the development or consideration of strategic initiatives; $10,000 as Vice Chairman of the Audit Committee and $25,000 as Chairman of the Compensation Committee.

(4)	Represents 75% of the restricted stock award of 5,000 shares granted on October 31, 2006 vesting quarterly over a one year period from the date of grant. Also represents 25% of the restricted stock award of 4,000 shares granted on January 3, 2006 vesting quarterly over a one year period from the date of grant.

(5)	Represents 1,250 shares from February 14, 2005 option award of 5,000 shares that vested on February 14, 2007 at a grant price of $16.65 and 1,250 shares from the March 3, 2004 option award of 5,000 shares that vested on March 3, 2007 at a grant price of $17.09.

(6)	Represents $25,000 as an annual retainer, $15,000 for meeting fees ($2,500 per meeting - there were 6 meetings in fiscal 2007 for which Directors received compensation); $11,250 for per diem compensation as a member of the Audit Committee and $ 2,500 per diem compensation in connection with the development or consideration of strategic initiatives; $40,000 as Chairman of the Audit Committee and $5,000 as Vice Chairman of the Compensation Committee.

(7)	Represents 75% of the restricted stock award of 5,000 shares granted on October 31, 2006 vesting quarterly over a one year period from the date of grant. Also represents 25% of the restricted stock award of 4,000 shares granted on January 3, 2006 vesting quarterly over a one year period from the date of grant.

(8)	Represents 1,250 shares from February 14, 2005 option award of 5,000 shares that vested on February 14, 2007 at a grant price of $16.65 and 1,250 shares from the February 17, 2004 option award of 5,000 shares that vested on February 17, 2007 at a grant price of $19.58.

(9)	Represents $25,000 as an annual retainer, $15,000 for meeting fees ($2,500 per meeting - there were 6 meetings in fiscal 2007 for which Directors received compensation) and $25,000 as Chairman of the Board.

(10)	Represents 75% of the restricted stock award of 5,000 shares granted on October 31, 2006 vesting quarterly over a one year period from the date of grant. Also represents 25% of the restricted stock award of 4,000 shares granted on January 3, 2006 vesting quarterly over a one year period from the date of grant.

(11)	Represents 1,250 shares from February 14, 2005 option award of 5,000 shares that vested on February 14, 2007 at a grant price of $16.65 and 1,250 shares from the February 17, 2004 option award of 5,000 shares that vested on February 17, 2007 at a grant price of $19.58.

(12)	Represents $25,000 as an annual retainer, $15,000 for meeting fees ($2,500 per meeting - there were 6 meetings in fiscal 2007 for which Directors received compensation).

(13)	Represents 75% of the restricted stock award of 5,000 shares granted on October 31, 2006 vesting quarterly over a one year period from the date of grant. Also represents 25% of the restricted stock award of 4,000 shares granted on January 3, 2006 vesting quarterly over a one year period from the date of grant.

(14)	Represents 1,250 shares from February 14, 2005 option award of 5,000 shares that vested on February 14, 2007 at a grant price of $16.65 and 1,250 shares from the February 19, 2004 option award of 5,000 shares that vested on February 19, 2007 at a grant price of $19.36.

(15)	Represents $25,000 as an annual retainer, $12,500 for meeting fees ($2,500 per meeting - there were 5 meetings in fiscal 2007 for which Mr. Maris received compensation; however $11,250 was deducted for tax purposes as Mr. Maris is not a resident of the United States).

(16)	Represents 75% of the restricted stock award of 5,000 shares granted on October 31, 2006 vesting quarterly over a one year period from the date of grant. Also represents 25% of the restricted stock award of 4,000 shares granted on January 3, 2006 vesting quarterly over a one year period from the date of grant.

(17)	Represents 1,250 shares from February 14, 2005 option award of 5,000 shares that vested on February 14, 2007 at a grant price of $16.65 and 1,250 shares from the February 26, 2004 option award of 5,000 shares that vested on February 26, 2007 at a grant price of $17.81.

(18)	Represents $25,000 as an annual retainer, $15,000 for meeting fees ($2,500 per meeting - there were 6 meetings in fiscal 2007 for which Directors received compensation) and $10,000 as a member of the Audit Committee.

(19)	Represents 75% of the restricted stock award of 5,000 shares granted on October 31, 2006 vesting quarterly over a one year period from the date of grant. Also represents 25% of the restricted stock award of 4,000 shares granted on January 3, 2006 vesting quarterly over a one year period from the date of grant.

(20)	Represents 1,250 shares from February 14, 2005 option award of 5,000 shares that vested on February 14, 2007 at a grant price of $16.65 and 1,250 shares from the August 16, 2004 option award of 5,000 shares that vested on August 16, 2007 at a grant price of $13.19.

(21)	The aggregate number of restricted stock awards held by the non-employee directors is 7,500.

(22)	The aggregate number of stock options held by the non-employee directors is 391,750.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2007, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal 2007, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending November 2, 2008. We are asking you to ratify this selection at the meeting.

A representative of D&T will attend the meeting to answer appropriate questions and may make a statement.

Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” this proposal to ratify the selection of D&T as independent auditors for Photronics and its subsidiaries for the fiscal year ending November 2, 2008.

Fees Paid to the Registered Public Accounting Firm

For the fiscal years ended October 29, 2006 and October 28, 2007 the aggregate fees for professional services rendered by D&T were as follows:

	Fiscal 2006	Fiscal 2007
Audit Fees (a)	$1,229,419	$1,245,027
Audit-Related Fees (b)	0	60,000
Tax Fees (c)	82,661	96,162
All Other Fees	0	0

Total	$1,312,080	$1,402,189

(a) Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal controls over financial reporting, review of the Company’s quarterly financial statements or services normally provided by D&T.

(b) Represents assurances and other activities not directly related to the audit of the Company’s financial statements.

(c) Represents aggregate fees in connection with tax compliance, tax advice and tax planning.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has an operating policy with the purpose of ensuring that contracts with entities in which any director, officer or other member of management has a financial interest are competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee, the Chief Executive Officer and Chief Financial Officer of the Company and the Company will obtain independent assessment of the commercial reasonableness of the contract as considered necessary.

The Company believes that the terms of the transactions described below with affiliated persons were negotiated at arm’s-length and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

The Company is a party to a long-term service contract entered into in 2002 pursuant to which it outsources the administration of its global wide area network and related communication services to RagingWire Enterprise Solutions, Inc. ("RagingWire"), a supplier of secure data center facilities and managed information technology services, located in Sacramento, California. Constantine Macricostas is a founder, majority shareholder and the Chairman of the Board of Directors of RagingWire, and his son, George Macricostas is a director and Executive Vice Chairman of RagingWire. Since 2002, the Company has entered into additional contracts with RagingWire ranging from 12 months to 52 months to provide additional services. The decision to pursue an outsourced solution to satisfy the Company's network and communications needs was made by management, and the Company obtained bids from and reviewed the service offerings of six other global and regional vendors before RagingWire was selected as the most favorably priced solution for its service offerings. During the 2007 fiscal year, the Company incurred expenses of $3.8 million for services provided to the Company by RagingWire. In fiscal 2006, the Company signed a new 3 year service contract with Raging Wire for $2.5 million per year.

Dr. Soo Hong Jeong, Chief Operating Officer of the Company, who also serves as the Chairman, Chief Executive Officer and President of the Company's majority held subsidiary in Korea, PK Ltd. (“PKL”) is also a significant shareholder of S&S Tech which serves as a supplier of photomask blanks to the Company. In fiscal 2007, the Company purchased $21.6 million of photomask blanks from S&S Tech of which $5.0 million was owed to S&S Tech as of October 28, 2007.

OTHER MATTERS

As of the date of this proxy statement the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual Meeting the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its executive officers, directors and ten percent shareholders were satisfied.

FORM 10-K AND ADDITIONAL INFORMATION

The Company’s annual report filed with the SEC on Form 10-K for the year ended October 28, 2007, which includes audited financial statements and financial statement schedules, will be furnished, free of charge, on written request directed to the Assistant Secretary, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804 (203-775-9000).

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. The Company will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Company's proxy statement for the 2009 Annual Meeting of Shareholders must be received by the Company no later than October 24, 2008 and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. In addition, for shareholder proposals to be presented at the 2009 Annual Meeting of Shareholders without inclusion in the Company's proxy statement for that year, notice of such proposal must be received by the Company no later than January 7, 2009 to prevent the Company from being able to exercise its discretionary voting authority with respect to that proposal (subject to the rights of the Company and the proponent contained in the federal proxy rules). Proposals may be mailed to Photronics, Inc. to the attention of the Assistant Secretary, 15 Secor Road, Brookfield, Connecticut 06804.

SOLICITATION OF PROXIES AND COSTS THEREOF

This proxy solicitation is being made by the Board of Directors of the Company and the cost of such solicitation of proxies will be borne by the Company. In addition, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or cable. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

February 19, 2008

PROXY

Photronics, Inc.
2008 Annual Meeting of Shareholders
April 1, 2008

___________________________________________________

The undersigned hereby appoints Sean T. Smith and Michael J. Luttati, or either one of them acting in the absence of the other, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or any of them to vote, as designated on the other side, all shares of Common Stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2008 Annual Meeting of Shareholders of Photronics, Inc. to be held at 9:00 am Eastern Daylight Time on April 1, 2008, at the Company’s headquarters located at Building 1, 15 Secor Road, Brookfield, CT 06804 and at any adjournments or postponements thereof.

1)	To elect the following 7 persons as directors:

	Walter M. Fiederowicz	George Macricostas	Michael J. Luttati

	Joseph A. Fiorita, Jr.	Willem D. Maris

	Constantine S. Macricostas	Mitchell G. Tyson

[ ]	FOR all nominees listed above (except as marked to the contrary below).
[ ]	Withhold authority to vote for all nominees listed above.
[ ]	For All Except
INSTRUCTION: To withhold authority to vote, mark "For All Except" and write that nominee's name below:

2)	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending November 2, 2008.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

3)	To transact such other business as may properly come before the meeting or any adjournments thereof.

The shares represented by this proxy will be voted (or not voted) on Items 1 and 2 as directed by the shareholder, but if no direction is indicated, will be voted FOR each Item. The Board of Directors recommends a vote FOR each of the Items.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please sign as name(s) appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please mark, sign, date and return this proxy card using the enclosed envelope.

For address changes, please check this box and write them on the back where indicated. [ ]

Signature(s)

Signature(s)

Dated: February 19, 2008